Model N Welcomes New Chief Financial Officer and Chief Marketing Officer

Redwood City, CA - May 1, 2014 - Model N, Inc. (NYSE: MODN), the leading revenue management solutions provider to the life science and technology industries, announced today the appointment of industry veterans Mark Tisdel as Chief Financial Officer and Shail Khiyara as Chief Marketing Officer.

"I am excited to welcome Mark back to Model N," said Charles Robel, Lead Director of Model N. "Mark was instrumental in building out the financial function at Model N during his previous tenure as Chief Financial Officer of the company, and brings a wealth of financial experience to this role."

"I'm eager to rejoin Model N at this time as the company has a tremendous market opportunity," said Mr. Tisdel. "I believe my prior experience as CFO at Model N and familiarity with the business will allow me to make an immediate contribution to the leadership of the company and the financial team."

Mark Tisdel is a 20-year veteran in global finance, and brings to Model N an extensive background in fast-growth software and high-tech business. Mark is currently the CFO of Steelwedge Software, and previously was the CFO of Spigit and Model N. Mark has also held leadership roles in Finance at Peoplesoft, GTE Mobilnet and Selectica. Mark holds an MBA from Wake Forest University and a B.S. in Accounting and Law from Clarkson University.

Model N's current SVP and CFO, Sujan Jain, has decided to leave the company to pursue another opportunity. He will remain in his current role until May 16th.

"Shail is a great addition to Model N and is joining at a pivotal time in our evolution as we continue to invest in growth and build our international presence" said Sarah Friar, Director of Model N.  "Shail's proven track record in scaling companies will further propel Model N in the Revenue Management category. Shail will drive world wide efforts and I am confident he will help define our vision for Revenue Management and assist Model N to capitalize on this market opportunity."

"Revenues and Revenue Management is the life-blood of any business. I am very excited about the growth opportunity for Model N," said Mr. Khiyara. "Model N has built a growing enterprise software business and I am looking forward to help define, shape and implement the strategy required to take full advantage of the company's potential."

Shail Khiyara brings nearly 20 years of executive and marketing experience in the technology industry in a variety of senior leadership roles, including the CMO and Chief Customer Officer of Spigit where he helped create a category around Innovation Management Software and took the company to an exit. Prior to Spigit, Shail was the SVP and CMO of Taleo where he helped create and drove the Talent Intelligence messaging to shape and build the Talent Management category. In prior roles, Shail drove growth at Evault as their SVP, Data Protection Business Unit through innovative product positioning, demand generation and channel marketing in the Cloud Storage market. Mr. Khiyara was previously at Verisign, where he established and drove the European go-to-market strategy, successfully positioned the Verisign brand in multiple geographies and drove revenue and significant customer acquisition of Fortune 1000 companies. Mr. Khiyara has also held senior leadership roles at Autodesk and Bechtel. Shail Khiyara holds an MBA from Yale University and an MS in Engineering from NJIT.

"I am thrilled to be able to add executives of this caliber to assist Model N in taking our business to the next level," said Zack Rinat, Model N's Founder, Chairman, and CEO. "I would like to welcome both of them to the team and I look forward to their partnership to drive growth at Model N. The board and I would also like to thank Sujan for his contributions and wish him luck in his next endeavor."

About Model N

Model N is the leader in Revenue Management solutions. Model N helps its customers maximize their revenue and reduce revenue compliance risk by managing every dollar that impacts their top line encompassing contracting, pricing, incentives, and rebates. Model N leverages its deep industry expertise to support the unique business needs of Life Sciences and Technology companies in more than 50 countries. Global Customers include: Actavis, Allergan, Amgen, Atmel, Boston Scientific, Bristol-Myers Squibb, Dell, Johnson & Johnson, Linear Technology, Merck, Marvell, Maxim, Micron, Nokia, Novartis, Novo Nordisk, ON Semiconductor, and STMicroelectronics. Learn more at: http://www.modeln.com. Model N is traded on the New York Stock Exchange under the symbol MODN.

Investor Relations Contact:

ICR for Model N
Greg Kleiner, 650-610-4998
investorrelations@modeln.com

Media Contact:

Model N
Alexandria Rumble
Tel: +44 (0)1932 895090
Marketing
arumble@modeln.com